Exhibit 99.1

AMETEK Announces Record Second Quarter Results
and Raises 2023 Guidance

Berwyn, Pa., August 1, 2023 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the second quarter ended June 30, 2023.

AMETEK’s second quarter 2023 sales were a record $1.65 billion, a 9% increase over the second quarter of 2022, with organic sales growth of 5%. Operating income increased 15% to a record $418.8 million and operating margins were a record 25.4%, up 130 basis points from the second quarter of 2022. Operating cash flow in the quarter was $335 million, up 42% versus the prior year.
On a GAAP basis, second quarter earnings per diluted share were $1.40. Adjusted earnings in the quarter were a record $1.57 per diluted share, up 14% from the second quarter of 2022. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.17 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.
"AMETEK delivered impressive results in the second quarter, achieving record sales, operating income, and adjusted earnings per share," stated David A. Zapico, AMETEK Chairman and Chief Executive Officer. "These exceptional results exceeded expectations, driven by continued strong sales growth and outstanding operating performance. Additionally, demand remained solid in the quarter, resulting in a positive book-to-bill ratio and a record backlog. Based on these results and our outlook for the balance of the year, we are again raising our earnings guidance for the full year."

Electronic Instruments Group (EIG)
EIG sales in the second quarter were $1.13 billion, up 10% from the same quarter in 2022. EIG’s operating income in the quarter increased 16% to $307.1 million and operating income margins were 27.1%, an increase of 130 basis points compared to the second quarter of 2022.
"EIG delivered another exceptional quarter," stated Mr. Zapico. "Strong and broad-based sales growth was supported by solid demand across our diverse end markets and the success of our organic growth initiatives. Our continual focus on operational excellence initiatives helped drive outstanding margin expansion and robust operating income growth in the quarter.”

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Electromechanical Group (EMG)
EMG sales in the second quarter were a record $511.5 million, up 5% from the second quarter in 2022. EMG’s second quarter operating income was $136.2 million, up 10% versus the prior year, while operating income margins were 26.6% in the quarter, up 100 basis points versus the prior year.

"EMG's second quarter results were very strong, with outstanding operating performance leading to excellent margin expansion and operating income growth. EMG continues to demonstrate the strength of our differentiated businesses and the effectiveness of our operating capabilities." remarked Mr. Zapico.

2023 Outlook
"AMETEK's record performance in the second quarter highlights the strength and flexibility of the AMETEK Growth Model, as well as the dedicated efforts of all AMETEK colleagues. Our differentiated businesses, diverse end market exposures and proven operating capabilities, allow us to successfully manage through economic cycles. Additionally, our strong cash flows and solid balance sheet provide significant capital to deploy on strategic acquisitions and drive sustainable, long-term growth," stated Mr. Zapico.

“For 2023, we expect overall sales to be up mid-to-high single digits compared to 2022. Adjusted diluted earnings per share are now expected to be in the range of $6.18 to $6.26, an increase of 9% to 10% over the comparable basis for 2022. This is an increase from our previous guidance range of $5.96 to $6.10 per diluted share,” he added.

"We expect overall sales in the third quarter to be up mid-single digits on a percentage basis versus the prior year. Third quarter adjusted earnings per diluted share are anticipated to be in the range of $1.56 to $1.58, up 8% to 9% compared to the third quarter of 2022," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its second quarter 2023 investor conference call on Tuesday, August 1, 2023, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930,

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AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$1,646,111	$1,514,552	$3,243,228	$2,973,077

Cost of sales	1,053,190	988,175	2,075,715	1,937,008
Selling, general and administrative	174,130	161,535	343,181	317,987
Total operating expenses	1,227,320	1,149,710	2,418,896	2,254,995
Operating income	418,791	364,842	824,332	718,082
Interest expense	(18,723)	(20,350)	(39,292)	(39,920)
Other (expense) income, net	(3,684)	1,973	(9,057)	4,525
Income before income taxes	396,384	346,465	775,983	682,687
Provision for income taxes	72,142	64,092	146,029	127,867
Net income	$324,242	$282,373	$629,954	$554,820

Diluted earnings per share	$1.40	$1.22	$2.72	$2.39
Basic earnings per share	$1.41	$1.23	$2.74	$2.40

Weighted average common shares outstanding:
Diluted shares	231,261	231,247	231,245	232,156
Basic shares	230,478	230,100	230,302	230,790

Dividends per share	$0.25	$0.22	$0.50	$0.44

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales:
Electronic Instruments	$1,134,646	$1,028,248	$2,251,893	$2,016,007
Electromechanical	511,465	486,304	991,335	957,070
Consolidated net sales	$1,646,111	$1,514,552	$3,243,228	$2,973,077

Operating income:
Segment operating income:
Electronic Instruments	$307,052	$265,115	$616,799	$509,889
Electromechanical	136,215	124,371	256,719	252,580
Total segment operating income	443,267	389,486	873,518	762,469
Corporate administrative expenses	(24,476)	(24,644)	(49,186)	(44,387)
Consolidated operating income	$418,791	$364,842	$824,332	$718,082

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$605,587	$345,386
Receivables, net	936,909	919,335
Inventories, net	1,107,824	1,044,284
Other current assets	249,235	219,053
Total current assets	2,899,555	2,528,058

Property, plant and equipment, net	637,540	635,641
Right of use asset, net	171,616	170,295
Goodwill	5,449,590	5,372,562
Other intangibles, investments and other assets	3,681,550	3,724,564
Total assets	$12,839,851	$12,431,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$5,401	$226,079
Accounts payable and accruals	1,335,789	1,338,123
Total current liabilities	1,341,190	1,564,202

Long-term debt, net	2,186,299	2,158,928
Deferred income taxes and other long-term liabilities	1,230,991	1,231,478
Stockholders' equity	8,081,371	7,476,512
Total liabilities and stockholders' equity	$12,839,851	$12,431,120

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended
	June 30,
	2023	2022

Diluted earnings per share (GAAP)	$1.40	$1.22
Pretax amortization of acquisition-related intangible assets	0.22	0.21
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)
Adjusted Diluted earnings per share (Non-GAAP)	$1.57	$1.38

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	September 30, 2023		December 31, 2023
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.39	$1.41	$5.50	$5.58
Pretax amortization of acquisition-related intangible assets	0.22	0.22	0.89	0.89
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.21)	(0.21)
Adjusted Diluted earnings per share (Non-GAAP)	$1.56	$1.58	$6.18	$6.26

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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